Exhibit 2.2

List of Schedules to the Agreement and Plan of Merger

The following is a list of the subject matter of the schedules to the Agreement and Plan of Merger, which schedules were omitted from Exhibit 2.1 pursuant to Item 6.01(b)(2) of Regulation S-K.

List of Subject Matters on Disclosure Schedules of Intervest Bancshares Corporation and its Subsidiaries

Schedule 3.03 – Capital Stock
Schedule 3.04 – Subsidiaries
Schedule 3.07 – Regulatory Approval; No Defaults
Schedule 3.09 – Regulatory Reports
Schedule 3.10 – Absence of Certain Changes or Events
Schedule 3.11 – Legal Proceedings
Schedule 3.12 – Compliance with Laws
Schedule 3.13 – Company Material Contracts; Defaults
Schedule 3.14 – Agreements with Regulatory Agencies
Schedule 3.16 – Employee Benefit Plans
Schedule 3.18 – Environmental Matters
Schedule 3.19 – Tax Matters
Schedule 3.20 – Investment Securities
Schedule 3.23 – Loans; Nonperforming and Classified Assets
Schedule 3.26 – Investment Management and Related Activities
Schedule 3.30 – Transactions with Affiliates
Schedule 3.31 – Tangible Properties and Assets
Schedule 3.32 – Intellectual Property
Schedule 3.33 – Insurance
Schedule 3.36 – Transaction Costs
Schedule 5.01 – Covenants of Company
Schedule 5.11 – Employees; Benefit Plans
Schedule 5.20 – Coordination
Schedule 5.22 – Assumption of Buyer of Certain Obligations
Schedule 5.28 – Trust Preferred Securities
Schedule 8.01 – Allowances